Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following listed Registration Statements (Nos. 333-157382, 333-157298, 033-83492, 333-000366, 333-01420, 333-138883, 333-23669, 333-59643, 333-83667, 333-83689, 333-34912, 333-58530, 333-84612, 333-104021, 333-113885, 333-137439, 333-138887 and 333-141612) on Form S-8 and on Form S-3 (No. 333-138883) of RF Monolithics, Inc. of our report dated November 22, 2010 relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K of RF Monolithics, Inc. for the year ended August 31, 2010.

/s/ MCGLADREY & PULLEN, LLP

Dallas, Texas

November 22, 2010